Exhibit 10.29
PERFORMANCE SHARE PROGRAM
FEBRUARY 14, 2008
FINAL PAYOUT FOR PERFORMANCE PERIOD III
PERFORMANCE SHARE UNIT
AWARD TERMS AND CONDITIONS
These Performance Share Unit Award Terms and Conditions describe terms and conditions of Performance Share Unit Awards, as part of the ConocoPhillips Performance Share Program (Program), granted under the 2004 Omnibus Stock and Performance Incentive Plan of ConocoPhillips (referred to as the Plan) by ConocoPhillips (Company) to you as an eligible employee (Grantee). These Terms and Conditions, together with the Annual Award Summary given to each Grantee receiving an Award, form the Award Agreement (the Agreement) relating to the Awards described. Subject to the Plan and this Agreement, the Company grants to the Grantee Performance Share Units. Individual awards will be as set forth in the Annual Award Summary given to each Grantee to whom an Award is granted. The Annual Award Summary for each Grantee is made a part of this Agreement with regard to such Grantee.
AWARD: Performance Stock Unit (PSU) Award granted by the Compensation Committee of the Board of Directors under the provisions of the Plan. The PSUs will be noted in a book entry account created for the Grantee.
PSU: A unit evidencing the right to receive one share of ConocoPhillips Stock, $0.01 par value, under the circumstances described in these Terms and Conditions.
VOTING RIGHTS: The named owner of the PSUs has no voting rights for the units, but is considered the beneficial owner for all purposes including ownership and control reports such as the annual proxy statement.
DIVIDEND EQUIVALENTS: Dividend equivalent payment, equal to the regular dividend payment as declared by the Board of Directors on an equivalent number of common stock from time to time, will be made to the named owner of the units. Under current tax law, these payments are taxable as compensation (i.e., ordinary income) in the year distributed.
RETIREMENT PLAN EARNINGS: The issuance of these PSUs does not constitute earnings under any retirement plan sponsored by a ConocoPhillips company. The value of the units at the time the restrictions lapse also does not constitute earnings under any retirement plan sponsored by a ConocoPhillips company. Neither the issuance of nor lapsing of restrictions on PSUs will have any impact on any retirement plans or any other compensation plan sponsored by a ConocoPhillips company.
TAX INFORMATION: This matter is more thoroughly covered in the document entitled “Tax Aspects of Performance Share Units,” however, in general terms the value of these units is not considered taxable income until the restrictions lapse.

BENEFICIARY: In the event of the death of the named owner of these units prior to the lapsing of restrictions for other reasons, such restrictions will lapse and shares of unrestricted common stock equal in number to the PSUs will be issued to the beneficiary designated by the named owner of the units.
CHANGE OF CONTROL: If a Change of Control occurs, the PSUs shall vest and may not be forfeited but the restrictions on these shares will lapse and unrestricted shares will be delivered to the Grantee upon Termination of Employment.
RESTRICTIONS: The following restrictions relate to the PSUs:
The PSUs will be held in escrow for the Grantee. As provided herein, the Grantee will have all rights of economic ownership to such unit including the right to receive dividend equivalents, except that the Grantee shall not have the right to sell, transfer, assign, or otherwise dispose of such units until the escrow is terminated (such restrictions being known as the “Transfer Restrictions”).
Unless postponed pursuant to an effective election, as described in the sections on Initial Election and Subsequent Election below, the escrow shall end on the earliest of any of the following occurrences, with Transfer Restrictions to lapse and settlement be made as set forth in the section on Settlement below:
1.	The Termination of the Grantee’s employment as a result of Layoff of the Grantee;

2.	The Termination of the Grantee’s employment after attainment of age 55 and completion of 5 years of service with the Company or its subsidiaries;

3.	The Termination of the Grantee’s employment due to Death;

4.	The Termination of the Grantee’s employment following Disability of the Grantee; or

5.	The Termination of the Grantee’s employment following a Change of Control.
In the absence of an effective election, as described in the sections on Initial Election and Subsequent Election below, the Transfer Restrictions shall lapse and the PSUs (including any such that are awarded after the Separation from Service of the Grantee) shall be settled in unrestricted stock of the Company on the date that is the later of (a) the end of the escrow period and (b) the earlier of the Grantee’s death or six months after the date of the Grantee’s Separation from Service for a reason other than death.
INITIAL ELECTION: A Grantee may elect on an election form delivered to the Plan Administrator at a time set by the Plan Administrator (which shall be on or before March 15, 2005) to have the escrow for the PSUs continue and the Transfer Restrictions applicable to these PSUs continue and settlement in unrestricted stock postponed and made in either:
1.	one lump sum payment of unrestricted stock of the Company settled six months after Separation from Service with the Company and its subsidiaries, or

2.	in a series of annual installments, using a declining balance method, over a period of three, five, ten, or fifteen years after Separation from Service with the Company and its subsidiaries.

SUBSEQUENT ELECTION: A Grantee may make an election to change the time or form of payment elected under the Initial Election section above or the payment to be made under the Restrictions section above, but only if the following rules are satisfied:
1.	The election to change the time or form of payment may not take effect until at least twelve months after the date on which such election is made;

2.	Payment under such election may not be made earlier than at least five years from the date the payment would have otherwise been made or commenced;

3.	An election may provide for either a lump sum payment or installment payments;

4.	An election to receive payments in installments shall be treated as a single payment for purposes of these rules;

5.	Installment payments may be made only annually, over a period of from one to fifteen years as elected;

6.	The election may not result in an impermissible acceleration of payment prohibited under section 409A of the Internal Revenue Code;

7.	No more than four such elections shall be permitted with respect to the PSUs subject to this Award; and

8.	No payment may be made after the date that is twenty (20) years after the date of the Grantee’s Separation from Service.
If an election under this section becomes effective, the escrow and the Transfer Restrictions applicable to the PSUs shall continue until the time set in the election for the settlement of the PSUs as unrestricted stock of the Company.
SETTLEMENT: Upon termination of the escrow the Company shall, at the time stated above, deliver to each Grantee the Grantee’s shares as common stock of the Company free of any restriction, unless the lapsing of restrictions has been delayed pursuant to a schedule permitted under this Award. In all cases the Grantee will be responsible to pay all required withholding taxes associated with the Award. The Grantee must pay any required withholding taxes by having shares equal in value to the applicable withholding taxes withheld by the Company unless the Company, in its sole discretion deems that another method is allowable. The value of the shares withheld for this purpose shall not exceed the minimum withholding amount required by the applicable laws and regulations.
The market value of the unrestricted shares received by the Grantee shall be deemed equal to the average of the reported highest and lowest selling prices per share of such Stock as reported on the composite tape of the New York Stock Exchange (or such other reporting system as shall be selected by the Committee) on the date the Award is paid in unrestricted stock (or the last preceding date on which the Stock was traded, if no trades occurred on the applicable date).
FORFEITURE: A Grantee’s right, title, and interest in Performance Share Units awarded under the PSP or derived from such Performance Share Units, or the ownership thereof, shall be forfeited if the Grantee terminates employment prior to termination of the escrow period; provided, however, any transfer between the Company and any Subsidiary, or between Subsidiaries at the request of the Company or such Subsidiaries, shall not result in forfeiture.
DETRIMENTAL ACTIVITIES AND SUSPENSION OF AWARD. If the Authorized Party determines that, subsequent to the grant of any Award, the Employee has engaged or is engaging in any activity which, in the sole judgment of the Authorized Party, is or may be detrimental to the Company or a subsidiary, the Authorized Party may cancel all or part of the Restricted Stock or Restricted Stock Units held in escrow pursuant to the Award or Awards granted to that Employee.
If the Authorized Party, in its or his sole discretion, determines that the lapsing of restrictions on Restricted Stock or Restricted Stock Units held in escrow pursuant to any Award has the possibility of violating any law, regulation, or decree pertaining to the Company or Employee, the Authorized Party may freeze or suspend the Employee’s right to settlement or payout of the Award until such time as the lapse of restrictions would no longer, in the sole discretion of the Authorized Party, have the possibility of violating such law, regulation, or decree.
RECAPITALIZATION: Upon any change in the outstanding stock of the Company by reason of any stock dividend, stock split, reverse stock split, recapitalization, reclassification, or other similar changes, the Committee shall make corresponding adjustments to the Total Target Awards and Performance Share Awards.

DEFINITIONS:
Capitalized terms not defined below shall have the meanings set forth in the Plan under which the Award is granted.
Authorized Party means the person who is authorized to approve an Award, exercise discretion or take action under the Administrative Procedure for the Performance Share Program and pursuant to the Program. With regard to Senior Officers, the Committee is the Authorized Party. With regard to other Employees, the Chief Executive Officer is the Authorized Party, although the Committee may act concurrently as the Authorized Party.
Award means any Performance Share Units granted to an Employee pursuant to such applicable terms, conditions, and limitations as the Authorized Party may establish in order to fulfill the objectives of the Program.
Change of Control has the meaning set forth in Annex A to these Terms and Conditions.
Committee means the Compensation Committee of the Board of Directors of the Company.
Company means ConocoPhillips a Delaware corporation.
Disability means a disability for which the employee in question has been determined to be entitled to either (i) benefits under the applicable plan of long-term disability of the Company or its subsidiaries or (ii) disability benefits under the Social Security Act. In the absence of any such determination, the Authorized Party may make a determination that the employee has a Disability.
Fair Market Value means, as of a particular date, the mean between the highest and lowest sales price per share of such Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the next preceding date on which such a sale was so reported, or, at the discretion of the Committee, the price prevailing on the exchange at a designated time.
Grant Price means the Fair Market Value for one share of Stock as of the date of the grant of an Award. Grant price is not adjusted for any restrictions applicable to the Award.
Layoff means an applicable Termination of Employment due to layoff under the ConocoPhillips Severance Pay Plan, the ConocoPhillips Executive Severance Plan, or the ConocoPhillips Key Employee Change in Control Severance Plan, or layoff or redundancy under any similar layoff or redundancy plan which the Company or its subsidiaries may adopt from time to time. If all or any portion of the benefits under the redundancy or layoff plan are contingent on the employee’s signing a general release of liability, such Termination shall not be considered as a “Layoff” for purposes of this Award unless the employee executes and does not revoke a general release of liability, acceptable to the Company, under the terms of such layoff or redundancy plan. In order to be considered a layoff for purposes of this Award, the Termination of Employment must also be considered a Separation from Service.
Participating Company includes ConocoPhillips and its 100% owned subsidiaries, including both those directly owned and those owned through subsidiaries, whose participation has been approved by the Authorized Party.

Performance Share Unit or PSU means the type of restricted stock unit issued under the Performance Share Program (as determined by the Authorized Party) that is subject to forfeiture provisions or that has certain restrictions attached to the ownership thereof.
Restricted Stock Unit means a unit equal to one share of Stock (as determined by the Authorized Party) that is subject to forfeiture provisions or that has certain restrictions attached to the ownership thereof.
Retirement means Termination at age 55 or older with a minimum of 5 years service with a Participating Company; provided, however, that with regard to an Employee not on the United States payroll, the CEO may approve the use of a different definition. Service is defined by the policies of the Participating Company.
Senior Officer means the Chairman of the Board, the CEO, all other executive officers of the Company (determined in accordance with the Company’s custom and practice pursuant to section 16(b) of the Securities Exchange Act of 1934, as amended), all other employees of the Company who report directly to the CEO and whose salary grade is 23 or higher, and all other employees of the Company whose salary grade is 26 or higher.
Stock means shares of common stock of the Company, par value $.01. Stock may also be referred to as “Common Stock.”
Termination, Termination of Employment, and Separation from Service each mean “separation from service” as that term is used in section 409A of the Internal Revenue Code.

Annex A
Change of Control
     The following definitions apply to the Change of Control provision in Paragraph 10 of the Plan.
     Affiliate shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on February 14, 2008.
     Associate shall mean, with reference to any Person, (a) any corporation, firm, partnership, association, unincorporated organization or other entity (other than the Company or a subsidiary of the Company) of which such Person is an officer or general partner (or officer or general partner of a general partner) or is, directly or indirectly, the Beneficial Owner of 10% or more of any class of equity securities, (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.
     Beneficial Owner shall mean, with reference to any securities, any Person if:
     (a) such Person or any of such Person’s Affiliates and Associates, directly or indirectly, is the “Beneficial Owner” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as in effect on February 14, 2008) such securities or otherwise has the right to vote or dispose of such securities, including pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that a Person shall not be deemed the Beneficial Owner of, or to “beneficially own,” any security under this subsection (a) as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding: (i) arises solely from a revocable proxy or consent given in response to a public (i.e., not including a solicitation exempted by Rule 14a-2(b)(2) of the General Rules and Regulations under the Exchange Act) proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act and (ii) is not then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report);
     (b) such Person or any of such Person’s Affiliates and Associates, directly or indirectly, has the right or obligation to acquire such securities (whether such right or obligation is exercisable or effective immediately or only after the passage of time or the occurrence of an event) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, other rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to “beneficially own,” (i) securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange or (ii) securities issuable upon exercise of Exempt Rights; or
     (c) such Person or any of such Person’s Affiliates or Associates (i) has any agreement, arrangement or understanding (whether or not in writing) with any other Person (or any Affiliate or Associate thereof) that beneficially owns such securities for the purpose of acquiring, holding, voting (except as set forth in the proviso to subsection (a) of this definition) or disposing of such securities or (ii) is a member of a group (as that term is used in Rule 13d-5(b) of the General Rules and Regulations under the Exchange Act) that includes any other Person that beneficially owns such securities;

provided, however, that nothing in this definition shall cause a Person engaged in business as an underwriter of securities to be the Beneficial Owner of, or to beneficially own, any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition. For purposes hereof, “voting” a security shall include voting, granting a proxy, consenting or making a request or demand relating to corporate action (including, without limitation, a demand for a stockholder list, to call a stockholder meeting or to inspect corporate books and records) or otherwise giving an authorization (within the meaning of Section 14(a) of the Exchange Act) in respect of such security.
     The terms beneficially own and beneficially owning shall have meanings that are correlative to this definition of the term Beneficial Owner.
     Board shall have the meaning set forth in the foregoing Plan.
     Change of Control shall mean any of the following occurring on or after February 14, 2008:
     (a) any Person (other than an Exempt Person) shall become the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding or 20% or more of the combined voting power of the Voting Stock of the Company then outstanding; provided, however, that no Change of Control shall be deemed to occur for purposes of this subsection (a) if such Person shall become a Beneficial Owner of 20% or more of the shares of Common Stock or 20% or more of the combined voting power of the Voting Stock of the Company solely as a result of (i) an Exempt Transaction or (ii) an acquisition by a Person pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subsection (c) of this definition are satisfied;
     (b) individuals who, as of February 14, 2008, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to February 14, 2008 whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; provided, further, that there shall be excluded, for this purpose, any such individual whose initial assumption of office occurs as a result of any actual or threatened Election Contest that is subject to the provisions of Rule 14a-11 of the General Rules and Regulations under the Exchange Act;
     (c) the Company shall consummate a reorganization, merger, or consolidation, in each case, unless, following such reorganization, merger, or consolidation, (i) 50% or more of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, or consolidation and the combined voting power of the then outstanding Voting Stock of such corporation are beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the Beneficial Owners of the outstanding Common Stock immediately prior to such reorganization, merger, or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, or consolidation, of the outstanding Common Stock, (ii) no Person (excluding any Exempt Person or any Person beneficially owning, immediately prior to such reorganization, merger, or consolidation, directly or indirectly, 20% or more of the Common Stock then outstanding or 20% or more of the combined voting power of the Voting Stock of the Company then outstanding) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, or consolidation or the combined voting power of the then outstanding

Voting Stock of such corporation, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger, or consolidation were members of the Incumbent Board at the time of the initial agreement or initial action by the Board providing for such reorganization, merger, or consolidation; or
     (d) (i) the shareholders of the Company shall approve a complete liquidation or dissolution of the Company unless such liquidation or dissolution is approved as part of a plan of liquidation and dissolution involving a sale or disposition of all or substantially all of the assets of the Company to a corporation with respect to which, following such sale or other disposition, all of the requirements of clauses (ii)(A), (B), and (C) of this subsection (d) are satisfied, or (ii) the Company shall consummate the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which, following such sale or other disposition, (A) 50% or more of the then outstanding shares of common stock of such corporation and the combined voting power of the Voting Stock of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the Beneficial Owners of the outstanding Common Stock immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the outstanding Common Stock, (B) no Person (excluding any Exempt Person and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Common Stock then outstanding or 20% or more of the combined voting power of the Voting Stock of the Company then outstanding) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding Voting Stock of such corporation, and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the initial agreement or initial action of the Board providing for such sale or other disposition of assets of the Company.
     Common Stock shall have the meaning set forth in the foregoing Plan.
     Company shall have the meaning set forth in the foregoing Plan.
     Election Contest shall mean a solicitation of proxies of the kind described in Rule 14a-12(c) under the Exchange Act.
     Exchange Act shall mean the Securities Exchange Act of 1934, as amended.
     Exempt Person shall mean any of the Company, any subsidiary of the Company, any employee benefit plan of the Company or any subsidiary of the Company, and any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan.
     Exempt Rights shall mean any rights to purchase shares of Common Stock or other Voting Stock of the Company if at the time of the issuance thereof such rights are not separable from such Common Stock or other Voting Stock (i.e., are not transferable otherwise than in connection with a transfer of the underlying Common Stock or other Voting Stock), except upon the occurrence of a contingency, whether such rights exist as of February 14, 2008 or are thereafter issued by the Company as a dividend on shares of Common Stock or other Voting Securities or otherwise.
     Exempt Transaction shall mean an increase in the percentage of the outstanding shares of Common Stock or the percentage of the combined voting power of the outstanding Voting Stock of the Company beneficially owned by any Person solely as a result of a reduction in the number of shares of

Common Stock then outstanding due to the repurchase of Common Stock or Voting Stock by the Company, unless and until such time as (a) such Person or any Affiliate or Associate of such Person shall purchase or otherwise become the Beneficial Owner of additional shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock or additional Voting Stock representing 1% or more of the combined voting power of the then outstanding Voting Stock, or (b) any other Person (or Persons) who is (or collectively are) the Beneficial Owner of shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock or Voting Stock representing 1% or more of the combined voting power of the then outstanding Voting Stock shall become an Affiliate or Associate of such Person.
     Person shall mean any individual, firm, corporation, partnership, association, trust, unincorporated organization or other entity.
     Voting Stock shall mean, with respect to a corporation, all securities of such corporation of any class or series that are entitled to vote generally in the election of directors of such corporation (excluding any class or series that would be entitled so to vote by reason of the occurrence of any contingency, so long as such contingency has not occurred).

TAX ASPECTS OF PERFORMANCE SHARE UNITS
TIMING OF TAXATION FOR FICA TAX PURPOSES
Background
Generally, the value of a performance share unit (PSU) is FICA taxable when the restrictions lapse. However, due to a special provision described in the following paragraph, the value will be FICA taxable at an earlier date for those who are presently age 55 or above, or who become age 55 before the restrictions lapse.
As explained in the attached “Performance Share Unit Award Terms and Conditions,” if you terminate employment prior to the termination of the escrow period, you will forfeit your units. However, the escrow period will end if your termination of employment is the result of retirement at or above age 55 having at least five years of service with ConocoPhillips or its subsidiaries.
Effect on FICA Taxability
As a result of the age 55 provision described above, if you were age 55 or above (and met the service requirement) on the grant date, the value of your award is immediately taxable for FICA tax purposes. If you were below age 55 (or had not met the service requirement) on the grant date, the value of the units will be FICA taxable at the earlier of the lapsing of the restrictions (including change of control) or your becoming age 55 (and meeting the service requirement). At the time your units become FICA taxable, arrangements will be made between you and the Company for the collection of the FICA tax either through payroll deduction or direct remittance.
Timing of Taxation for Federal and State Income Tax
Normal tax treatment for PSUs is that Federal and State income taxes are not due until the restrictions lapse and the unrestricted shares are issued as marketable shares. There may be circumstances under which income taxes become due before that time, and if so interest and penalties may apply. Consult your tax or financial advisor for further information on whether you might be subject to such treatment.